                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                --------------

                                 FORM 8-K/A-1

                                CURRENT REPORT


                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported) January 24, 2000
                       -------------------------------


                            CELL THERAPEUTICS, INC.
--------------------------------------------------------------------------------
              (Exact name of registrant as specified in charter)


      Washington                   0-28386                     91-1533912
--------------------------------------------------------------------------------
    (State or other              (Commission               (IRS Employer
    jurisdiction of              File Number)              Identification No.)
     incorporation)


201 Elliott Avenue West, Suite 400, Seattle, WA              98119
--------------------------------------------------------------------------------
(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code  (206) 282-7100
--------------------------------------------------------------------------------


                                NOT APPLICABLE
--------------------------------------------------------------------------------
        (Former name or former address, if changed since last report.)

     This report on Form 8-K/A-1 supplements the report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2000 by Cell Therapeutics, Inc. (the "Company," "CTI" or the "registrant") to report its acquisition of PolaRx Biopharmaceuticals, Inc. ("PolaRx").


Item 7: Financial Statements, Pro Forma Financial Information and Exhibits

        The following financial information is being filed in order to satisfy the financial statement requirements for the Form 8-K filed on January 25, 2000.

        (a)  Financial Statements of Business Acquired

                         INDEPENDENT AUDITOR'S REPORT

     To the Stockholders
     PolaRx Biopharmaceuticals, Inc.
     New York, New York

     We have audited the accompanying balance sheets of PolaRx Biopharmaceuticals, Inc. (A Development Stage Company) as of January 10, 2000, December 31, 1999 and 1998 and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998 and the period February 20, 1997 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PolaRx Biopharmaceuticals, Inc. (A Development Stage Company) as of January 10, 2000, December 31, 1999 and 1998 and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998 and the period February 20, 1997 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.

     SALOMON & COMPANY, P.C.

     /s/ Salomon & Company, P.C.

     New York, New York
     February 25, 2000

                        PolaRx Biopharmaceuticals, Inc.
                         (A Development Stage Company)
                                BALANCE SHEETS


                                                                 January 10,     December 31,   December 31,
                                                                    2000             1999           1998
                                                                 -----------     ------------   ------------
                         ASSETS
Current Assets:
     Cash and cash equivalents                                   $    82,627     $   139,006    $  1,195,358
     Stock subscription receivable                                     1,318           8,370               -
     Prepaid expenses                                                 21,466          22,978           7,872
     Due from affiliates                                               3,875             873               -
                                                                 -----------     -----------    ------------
        Total Current Assets                                         109,286         171,227       1,203,230
                                                                 -----------     -----------    ------------

Property & Equipment:
     Computer equipment                                                7,047           7,047           4,680
      Less: accumulated depreciation                                  (3,760)         (3,723)         (2,296)
                                                                 -----------     -----------    ------------
          Property & Equipment, net                                    3,287           3,324           2,384
                                                                 -----------     -----------    ------------
Other Assets:
     Deferred patent costs                                           160,321         160,321          87,340
     Deferred finance costs                                                -               -          75,485
     Stock subscription receivable                                         -               -           6,269
                                                                 -----------     -----------    ------------
          Total Other Assets                                         160,321         160,321         169,094
                                                                 -----------     -----------    ------------
          Total Assets                                           $   272,894     $   334,872    $  1,374,708
                                                                 ===========     ===========    ============

     LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
     Accounts payable and accrued expenses                       $ 1,067,416    $  1,049,559   $     217,106
     Notes payable- shareholders                                   2,673,306       2,672,500               -
     Accrued interest payable                                        502,462         492,046         175,143
     Due to affiliates                                                 8,522           7,688           1,924
                                                                 -----------    ------------   -------------
          Total Current Liabilities                                4,251,706       4,221,793         394,173

Long Term Liabilities:
     Notes payable-shareholder                                             -               -       2,200,000
                                                                 -----------    ------------   -------------
          Total Liabilities                                        4,251,706       4,221,793       2,594,173
                                                                 -----------    ------------   -------------
Stockholders' Equity (Deficiency):
     Common stock                                                      6,949           6,620           6,409
     Additional paid in capital                                      856,560          31,890               -
     Deficit accumulated during the
      development stage                                           (4,017,321)     (3,925,431)     (1,225,874)
      Less: Treasury stock, at cost 130,174 shares                  (825,000)              -               -
                                                                 -----------    ------------   -------------
          Total Stockholders' Equity (Deficiency)                 (3,978,812)     (3,886,921)     (1,219,465)
                                                                 -----------    ------------   -------------
Total Liabilities and Stockholders' Equity (Deficiency)          $   272,894    $    334,872   $   1,374,708
                                                                 ===========    ============   =============



The accompanying notes are an integral part of the financial statements.

                        PolaRx Biopharmaceuticals, Inc.

                         (A Development Stage Company)
                           STATEMENTS OF OPERATIONS

                                        For the Year     For the Year    February 20, 1997
                                           Ended            Ended          (Inception) to
                                        December 31,     December 31,       December 31,
                                           1999             1998               1999
                                       -------------    --------------   -----------------
Revenues                               $           -    $            -   $               -
                                       -------------    --------------   -----------------

Expenses:
  Research and development                 1,513,024           508,444           2,130,271
  Professional fees                          166,759            27,728             194,949
  Payroll and related costs                  496,161           195,257             732,884
  Interest expense, net of interest
     income of $26,238, $35,391 and
     $61,629, respectively                   293,164           143,265             436,429
  Insurance                                   39,290            18,128              57,418
  Financing costs                             75,485           150,406             225,891
  Office                                      18,841             9,078              28,191
  Travel and entertainment                    62,408            11,122              73,530
  Conferences                                 12,750                 -              12,750
  Promotion                                    4,114             1,865               5,979
  Miscellaneous                               14,195             4,667              19,217
  Depreciation                                 1,427             1,446               3,723
  Taxes                                        1,939             1,580               4,199

                                       -------------    --------------   -----------------
     Total expenses                        2,699,557         1,072,986           3,925,431
                                       -------------    --------------   -----------------

Net loss                               $  (2,699,557)   $   (1,072,986)  $      (3,925,431)
                                       =============    ==============   =================


   The accompanying notes are an integral part of the financial statements.

                        PolaRx Biopharmeceuticals, Inc.
                         (A Development Stage Company)
           STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                                                           Number of
                                                                      Additional                            Shares
                                                   Common              Paid-In         Accumulated         of common
                                                    Stock              Capital           Deficit             stock
                                               -----------------  -----------------  -----------------  -----------------
Balance at February 20, 1997 (inception)       $               -  $               -  $               -                  -

Issuance of 5,000,000 shares of common
stock, at par - February, 1997                             5,000                  -                  -          5,000,000
                                               -----------------  -----------------  -----------------  -----------------

Balance at December 31, 1997                               5,000                  -           (152,888)         5,000,000

           Net loss - 1998                                     -                  -         (1,072,986)                 -

           Issuance of common stock, at
           par at various dates - 1998                     1,409                  -                  -          1,409,306
                                               -----------------  -----------------  -----------------  -----------------
Balance at December 31, 1998                               6,409                  -         (1,225,874)         6,409,306

           Net loss - 1999                                     -                  -         (2,699,557)                 -

           Capital contributions - 1999                        -             31,890                  -                  -

           Issuance of common stock, at par
           at various dates - 1999                           211                  -                  -            210,000
                                               -----------------  -----------------  -----------------  -----------------
Balance at December 31, 1999                   $           6,620  $          31,890  $      (3,925,431)         6,619,306
                                               =================  =================  =================  =================


The accompanying notes are an integral part of the financial statements.

                       PolaRx Biopharmaceuticals, Inc.
                        (A Development Stage Company)
                           STATEMENTS OF CASH FLOWS

                                                                 For the Year   For the Year   February 20, 1997
                                                                    Ended          Ended          (Inception)
                                                                 December 31,   December 31,   to December 31,
                                                                    1999           1998              1999
                                                                 ------------   ------------   -----------------
Cash Flows from Development Stage Activities
--------------------------------------------
  Net loss                                                       $ (2,699,557)  $ (1,072,986)  $      (3,925,431)
  Adjustments necessary to reconcile net loss to net cash
   used in development stage activities:
    Depreciation and amortization                                      79,412        151,711             231,973
    Accrued interest expense                                          316,903        175,143             492,046
    Increase in assets:
       Prepaid expenses                                               (15,106)        (7,872)            (22,977)
       Due to affiliates                                                 (873)             -                (873)
    Increase (decrease) in liabilities:
       Due to affiliates                                                5,764        (72,107)              7,688
       Accounts payable and accrued expenses                          832,453        113,343           1,049,559
                                                                 ------------   ------------   -----------------
       Net cash used in development stage activities               (1,481,004)      (712,768)         (2,168,015)
                                                                 ------------   ------------   -----------------

Cash Flows from Investing Activities
------------------------------------
       Deferred patent costs                                          (72,981)       (65,830)           (160,321)
       Computer equipment                                              (2,367)          (433)             (7,047)
                                                                 ------------   ------------   -----------------
       Net cash used in investing activities                          (75,348)       (66,263)           (167,368)
                                                                 ------------   ------------   -----------------

Cash Flows from Financing Activities
------------------------------------
       Proceeds from notes payable - shareholders                     500,000      2,200,000           2,700,000
       Proceeds from issuance of common stock                               -            140                 140
       Payment of financing costs                                           -       (225,751)           (225,751)
                                                                 ------------   ------------   -----------------
       Net cash provided by financing activities                      500,000      1,974,389           2,474,389
                                                                 ------------   ------------   -----------------

  Net Increase (Decrease) in Cash                                  (1,056,352)     1,195,358             139,006
Cash, beginning of the year                                         1,195,358              -                   -
                                                                 ------------   ------------   -----------------
Cash, end of the year                                            $    139,006   $  1,195,358   $         139,006
                                                                 ============   ============   =================

Supplemental Disclosures of Cash Flow Information
-------------------------------------------------

    Cash paid during the year for income taxes                   $      1,719   $      1,515   $           3,234
                                                                 ============   ============   =================
    Issuance of common stock in exchange for
    stock subscription receivable                                $        211   $      1,269   $           6,480
                                                                 ============   ============   =================
    Discount on shareholder notes payable
    in exchange for stock warrants                               $     30,000   $          -   $               -
                                                                 ============   ============   =================


   The accompanying notes are an integral part of the financial statements.

                       PolaRx, Biopharmaceuticals, Inc.
                         (A Development Stage Company)
                         Notes to Financial Statements
                               December 31, 1999

     Note 1: Business Activity
     -------------------------

     PolaRx, Biopharmaceuticals, Inc. ("The Company") is a development stage biopharmaceutical company that intends to develop, test and commercialize technologies and products for the treatment of a variety of human diseases.

     Note 2: Summary of Significant Accounting Policies
     --------------------------------------------------

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents
     -------------------------

     For purpose of the statements of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

     Concentration of Credit Risk
     ----------------------------

     The Company maintains its operating cash accounts in one commercial bank. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At January 10, 2000, December 31, 1999 and December 31, 1998 the company's uninsured cash balances totaled $27,557, $58,485 and $1,129,807, respectively.

     Income Taxes
     ------------

     Income tax expense includes federal and state taxes currently payable and deferred taxes arising from temporary differences between income for financial reporting and income tax purposes. These temporary differences result principally from net operating losses and tax credits for income tax purposes.

                        PolaRx Biopharmaceuticals, Inc.
                         (A Development Stage Company)
                         Notes to Financial Statements
                               December 31, 1999


Property & Equipment
--------------------

Property and equipment are stated at cost and depreciation is provided using accelerated methods over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred.

The useful life of property and equipment for the purposes of calculating depreciation is 5 years.

Intangible Assets
-----------------

Intangible assets consist of capitalizable patent costs and deferred financing costs. The deferred financing costs are amortized over the initial life of the related financing (twelve months). The patent costs will be amortized over the life of the related patents once the patents are issued.

Research and Development:
------------------------

Research and development costs are expensed as incurred.

Note 3. Related Party Transactions
----------------------------------

Due from affiliates:

     The Company has made advances to various affiliates in the normal course of business. The balances due from the affiliates amount to $3,875, $873 and $0 at January 10, 2000, December 31, 1999 and December 31, 1998, respectively. There are no specific repayment terms and the balances do not accrue interest.

Due to affiliates:

     The Company has received advances from various affiliates in the normal course of business. The balances due to the affiliates amount to $8,522, $7,688 and $1,924 at January 10, 2000, December 31, 1999 and December 31, 1998, respectively. There are no specific repayment terms and the balances do not accrue interest.

                        PolaRx Biopharmaceuticals, Inc.
                         (A Development Stage Company)
                         Notes to Financial Statements
                               December 31, 1999


Note 3. Related Party Transactions (Cont.)
------------------------------------------

Finder's Fee to Affiliate:

     During 1998, the Company paid a $220,000 finder's fee to an affiliated company in connection with shareholder notes payable described in Note 4. The affiliate completed a private placement.

Stock subscription receivable:

     The Company has made advances to stockholders in connection with the issuance of shares of common stock.


Note 4 - Shareholder Notes Payable (Unsecured)
----------------------------------------------

Following is a summary of shareholder notes payable:


                      January 10, 2000     December 31, 1999  December 31, 1998
                      ----------------     -----------------  -----------------
Promissory Notes (a)      $2,200,000            $2,000,000        $2,200,000
Promissory Notes (b)         473,306               672,500               -0-
                          ----------            ----------        ----------

    Total                 $2,673,306            $2,672,500        $2,200,000
                          ==========            ==========        ==========


(a) Promissory notes payable, issued at various dates ranging from March, 1998 through June, 1998 along with one share of the company's common stock for each $4 lent to the company. The notes were issued pursuant to the private placement and bear interest at 12% per annum. The outstanding principal and accrued interest is due upon the earlier of 5 business days following closing the sale of equity securities of the Company in a public offering, the private placement in which gross proceeds exceed $1,500,000, or 1 year from the date of issuance, subject to extension. The due date was extended on all of the notes during 1999. During the extension period, the interest rate will be 15% per annum.

(b) Promissory notes payable, total face value of $500,000, issued in December, 1999 with stated interest at 9% per annum, net of unamortized discount of $26,694 in 2000 and $27,500 in 1999. The discount arose due to the value of detachable warrants which were issued to the stockholders upon execution of the notes (See Note 9). The outstanding principal and accrued interest is due upon the earlier of

                        PolaRx Biopharmaceuticals, Inc.
                         (A Development Stage Company)
                         Notes to Financial Statements
                               December 31, 1999

     Note 4 - Shareholder Notes Payable (Unsecured) (Cont.)
     ------------------------------------------------------

          5 business days following closing the sale of equity securities of the Company in a public offering, private placement in which gross proceeds exceed $5,000,000, or 1 year from the date of issuance, subject to extension. If the due date is extended, the interest rate will be 12% during the extension period.

     Note 5 - Commitments and Contingencies
     --------------------------------------

     The Company is committed under various clinical testing, licensing, research, development and consulting agreements in the ordinary course of business. Under several of these agreements, payments will become due upon achievement of milestones included in the agreements. The company is also involved in discussions with a licensor to enter into a research agreement. Under the agreement, the licensor would be paid in undetermined amount over a 5-year period, not to exceed $850,000.

     Note 6 - Income Taxes
     ---------------------

     Deferred Tax Asset:

                                        December 31, 1999   December 31, 1998
                                        -----------------   -----------------
          Deferred Tax Asset                 $ 2,205,000           $ 631,000
          Less: Valuation Allowance           (2,205,000)           (631,000)
                                             -----------           ---------

          Net Deferred Tax Asset             $        -0-          $      -0-
                                             ===========           =========

     During the year ended December 31, 1999, the valuation allowance increased by $1,574,000.

     The deferred tax asset is due to the following:

      (1) Unused net operating loss carryforwards as of December 31, 1999 and December 31, 1998 of approximately $2,866,000 and $989,000, respectively, which may be applied against future taxable income and that expire in various years through December 31, 2012 and December 31, 2019.

                        PolaRx Biopharmaceuticals, Inc.
                         (A Development Stage Company)
                         Notes to Financial Statements
                               December 31, 1999

     Note 6 - Income Taxes (Cont.)
     -----------------------------

      (2) Unused orphan drug and research and development credits as of December 31, 1999 and December 31, 1998 of approximately $1,059,000 and $235,000 which may be applied against future tax liabilities and that expire in various years through December 31, 2012 and December 31, 2019 respectively.

     Provision for income taxes (all current):

                                 Year Ended          Year Ended
                              December 31, 1999   December 31, 1998
                              -----------------   -----------------
          Federal                       $  -0-             $   -0-
          State                          1,639               1,280
          City                             300                 300
                                        ------              ------

          Total                         $1,939              $1,580
                                        ======              ======

     Note 7 - Common Stock:
     ---------------------

     The number of shares of common stock, par value .001 per share, authorized, issued, outstanding, and held in treasury is as follows:

                       January 10, 2000    December 31, 1999   December 31, 1998
                       ----------------    -----------------   -----------------
       Authorized         20,000,000           20,000,000          20,000,000

       Issued              6,949,306            6,619,306           6,409,306

       Outstanding         6,819,132            6,619,306           6,409,306

       Treasury              130,174

     Note 8 - Preferred Stock
     ------------------------

     The Company has authorized 5,000,000 shares of preferred stock. There was no preferred stock issued or outstanding at January 10, 2000, December 31, 1999 or December 31, 1998.

                        PolaRx Biopharmaceuticals, Inc.
                         (A Development Stage Company)
                         Notes to Financial Statements
                               December 31, 1999



Note 9 - Stock Options and Warrants
-----------------------------------

During the period ended January 10, 2000, the Company issued 330,000 common shares pursuant to the exercise of detachable stock warrants. The warrants were originally issued to the recipients simultaneously with the execution of certain promissory notes (See Note 4).

During the year ended December 31, 1998 and 1999 respectively, the Company issued 150,000 and 60,000 shares of common stock pursuant to the exercise of stock options.

The number of options and warrants issued and outstanding is as follows:

                   January 10, 2000              0

                   December 31, 1999       330,000

                   December 31, 1998        60,000


Note 10 - Sale of Business
--------------------------

On January 10, 2000, pursuant to a merger agreement, Cell Therapeutics Inc. ("CTI") acquired the outstanding common stock of the Company. As part of the agreement, CTI will assume substantially all of the assets, liabilities and contractual obligations of the Company.

   (b)  Pro Forma Financial Information

        Unaudited Pro Forma Combined Consolidated Financial Statements

The following unaudited pro forma consolidated financial statements give effect to the PolaRx Biopharmaceuticals, Inc. (PolaRx) acquisition by Cell Therapeutics, Inc. (Cell Therapeutics) using the purchase method of accounting. The unaudited pro forma consolidated financial statements do not purport to represent what Cell Therapeutics' financial position or results of operations would actually have been if the acquisition had in fact occurred on such date or to project Cell Therapeutics' financial position or results of operations as of any future date or for any future period.

For pro forma purposes:

- Cell Therapeutics' consolidated balance sheet as of December 31, 1999 has been combined with the PolaRx balance sheet as of December 31, 1999 as if the acquisition had occurred on December 31, 1999;

-    Cell Therapeutics' statement of operations for the year ended
     December 31, 1999 has been combined with PolaRx's statement of operations for the year ended December 31, 1999.

The unaudited pro forma adjustments have been applied to the financial information derived from the financial statements of Cell Therapeutics and PolaRx to account for the acquisition as a purchase; accordingly, assets acquired and liabilities assumed are reflected at their estimated fair values which are subject to further refinement, including appraisals and other analyses.

The unaudited pro forma consolidated financial information has been prepared based on the assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of PolaRx based on preliminary estimates of their fair value. In the opinion of Cell Therapeutics, all adjustments necessary to present fairly such unaudited pro forma consolidated financial information have been made based on the proposed terms and structure of the acquisition.

As a result of the acquisition, Cell Therapeutics expects to record acquired intangible assets for marketing, patents, and acquired goodwill. The unaudited pro forma consolidated balance sheet reflects an allocation to marketing and patents estimated to be $16.1 million and $6.6 million, respectively, and acquired goodwill estimated to be $9.7 million.

The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been consummated on January 1, 1999 or December 31, 1999, nor is it necessarily indicative of future operating results of financial position.

These unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Cell Therapeutics and other financial information pertaining to Cell Therapeutics, including "Cell Therapeutics Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from its Form 8-K filed on March 2, 2000, and its Forms 10-Q's filed on March 17, 1999, August 16, 1999, and November 15, 1999.

                            Cell Therapeutics, Inc.

                         (A Development Stage Company)

                 Pro Forma Combined Consolidated Balance Sheet

                            As of December 31, 1999

                                                      Cell                      Pro Forma                         Pro Forma
                                                  Therapeutics      PolaRx     Adjustments        Note 2           Combined
                                               ------------------------------------------------------------------------------
ASSETS
Current assets:
 Cash and cash equivalents                     $     5,674,386   $   139,006    $         -                      $  5,813,392
 Securities available-for-sale                      18,205,630             -                                       18,205,630
 Interest receivable                                   367,636             -                                          367,636
 Prepaid expenses and other current assets             748,506        32,221                                          780,727
                                               --------------------------------------------                      ------------
                                                    24,996,158       171,227                                       25,167,385

Property, plant, and equipment, net                  5,035,683         3,324                                        5,039,007
Goodwill and other purchased intangibles                     -             -     32,382,000  (ii) (iii) (iv) (v)   32,382,000
Other assets and deferred charges                      816,050       160,321                                          976,371
                                               --------------------------------------------                      ------------
Total assets                                   $    30,847,891   $   334,872    $32,382,000                      $ 63,564,763
                                               ============================================                      ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                              $     1,224,994   $ 1,049,559    $         -                      $  2,274,553
 Accrued expenses                                    4,940,626       499,734        825,000  (vii)                  6,265,360
 Current portion of long-term debt obligations       1,125,211             -                                        1,125,211
 Notes payable to shareholders                               -     2,672,500                                        2,672,500
                                               --------------------------------------------                       -----------
Total current liabilities                            7,290,831     4,221,793        825,000                        12,337,624

Long-term obligations, less current portion          2,653,111             -     10,340,000  (vi)                  12,993,111
Commitments

Shareholders' equity (deficit):
 Preferred stock                                    11,384,029             -                                       11,384,029
 Common stock                                      168,235,338        38,510     17,291,569  (i) (vi)             185,565,417
 Notes receivable from officers                       (330,000)            -                                         (330,000)
 Deficit accumulated during development stage     (158,350,182)   (3,925,431)     3,925,431  (i)                 (158,350,182)
 Accumulated other comprehensive loss                  (35,236)            -                                          (35,236)
                                               --------------------------------------------                      ------------
Total shareholders' equity (deficit)                20,903,949    (3,886,921)    21,217,000                        38,234,028
                                               --------------------------------------------                      ------------
Total liabilities and shareholders' equity     $    30,847,891   $   334,872    $32,382,000                      $ 63,564,763
                                               ============================================                      ============

                            See accompanying notes.

                            Cell Therapeutics, Inc.

                         (A Development Stage Company)

            Pro Forma Combined Consolidated Statement of Operations

                      For the Year Ended December 31, 1999


                                                             Cell                        Pro Forma           Pro Forma
                                                         Therapeutics      PolaRx       Adjustments (Note 2)  Combined
                                                      ------------------------------------------------------------------
Revenues:
  Collaboration agreements                            $             -   $         -               -         $          -
Operating expenses:
  Research and development                                 27,682,174     1,513,024                           29,195,198
  General and administrative                                9,788,292       893,369                           10,681,661
  Amortization of goodwill and other
      purchased intangibles                                         -             -     $ 8,623,129(viii)      8,623,129
                                                      ------------------------------------------------------------------
                                                           37,470,466     2,406,393       8,623,129           48,499,988
                                                      ------------------------------------------------------------------
Loss from operations                                      (37,470,466)   (2,406,393)     (8,623,129)         (48,499,988)
Other income (expense):
  Investment income                                         1,691,912        26,238                            1,718,150
  Interest expense                                           (501,596)     (319,402)                            (820,998)
                                                      ------------------------------------------------------------------
Net loss                                                  (36,280,150)   (2,699,557)     (8,623,129)         (47,602,836)

Preferred stock dividend                                   (5,200,513)            -                           (5,200,513)
                                                      ------------------------------------------------------------------
Net loss applicable to common shareholders            $   (41,480,663)  $(2,699,557)    $(8,623,129)        $(52,803,349)
                                                      ==================================================================

Basic and diluted net loss per common share           $         (2.67)                                      $      (3.01)
                                                      ===============                                       ============
Shares used in calculation of basic and diluted
  net loss per common share                                15,551,526                                         17,551,526
                                                      ===============                                       ============
                                                                                                               (Note 3)



                            See accompanying notes.

1.   Basis of Presentation

The following unaudited pro forma combined consolidated financial statements give effect to the acquisition of PolaRx using the purchase method of accounting. The unaudited pro forma combined consolidated balance sheet gives effect to the acquisition as if it had occurred on December 31, 1999. The PolaRx acquisition occurred on January 7, 2000. The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 1999 gives effect to the acquisition as if it had occurred on January 1, 1999. The unaudited pro forma combined consolidated financial statements do not purport to represent what Cell Therapeutics' financial position or results of operations would actually have been if the acquisition had in fact occurred on such date or to project Cell Therapeutics' financial position or results of operations as of any future date or for any future period.

2.   Unaudited Pro Forma Combined Consolidated Financial Statements

(a) The unaudited pro forma combined consolidated financial statements reflect the conversion of all of the outstanding shares of PolaRx capital stock into shares of Cell Therapeutics common stock as a result of the acquisition by Cell Therapeutics on January 7, 2000, which was accounted for as a purchase transaction.

(b) The total consideration of $32.4 million consisted of Cell Therapeutics common stock valued at $27.7 million, assumed net liabilities of $3.9 million and approximately $825,000 of transaction costs. The purchase price will be allocated based on the fair value, to the marketing intangible asset ($16.1 million), patents ($6.6 million), and excess of purchase price over assets acquired ($9.7 million).

(c) The unaudited pro forma combined consolidated balance sheet includes the adjustments necessary to give effect to the acquisition as if it had occurred on December 31, 1999, and to reflect the allocation of the proposed acquisition to the fair value of tangible and intangible assets acquired. Also included are the transaction costs , including payments to attorneys and other related costs. Approximate adjustments included in the unaudited pro forma consolidated balance sheet are summarized as follows:

     (i) Elimination of PolaRx shareholders' deficit of $3,886,921 to reflect Cell Therapeutics assumption of net liabilities of PolaRx;

     (ii) Marketing intangible asset acquired by Cell Therapeutics, $16,100,000, three-year remaining life;

     (iii) APL refractory patent acquired by Cell Therapeutics, $2,018,000, five-year remaining life;

     (iv) Multiple myeloma application patent acquired by Cell Therapeutics, $4,594,000, five-year remaining life;

     (v) Goodwill acquired by Cell Therapeutics of $9,670,000, five-year remaining life;

     (vi) 5,000,000 shares of Cell Therapeutics common stock, no par value, valued at $27,670,000. The value of Cell Therapeutics common stock is equal to the product of 2,000,000 shares multiplied by Cell Therapeutics' market price per share of $6.08 at the date of the transaction and 3,000,000 shares multiplied by the market price per share at the date of the transaction discounted by 15% for the lack of marketability inherent in this equity, as determined by an independent valuation. 2,000,000 million shares were issued at closing and 3,000,000 shares will be issued at the sooner of January 7, 2005 or approval of a New Drug Application by the FDA of PolaRx's anti-cancer compound, Arsenic TriOxide. Issuance of 2,000,000 of the total shares is subject to shareholder approval, and as such, the value of such shares is currently reflected as a liability (if issuance of the shares is not approved by the shareholders, the Company is required to satisfy the liability via cash). Valuation of these shares will finalized upon receipt of shareholder approval. In addition, Cell Therapeutics is required to make contingent payments of up to $9,000,000 and future royalties if certain milestones and target net sales specified in the merger agreement are attained.

     (vii) Transaction costs incurred, related to finders fee, legal and accounting costs, of $825,000.

(d) The unaudited pro forma combined consolidated statement of operations includes the adjustments necessary to give effect to the acquisition as if it had occurred on January 1, 1999, and to reflect the amortization of the fair value of intangible assets acquired.

     (viii) To record amortization of $8,623,129 related to acquired marketing, patents and goodwill.

3.   Unaudited Pro Forma Combined Consolidated Net Loss Per Share

The pro forma combined share and net loss per common share data was prepared assuming the issuance of 2,000,000 shares of Cell Therapeutics common stock on January 1, 1999.

4.   Conforming and Reclassification Adjustments

There were no material adjustments required to conform the accounting policies of Cell Therapeutics and PolaRx. Certain amounts have been reclassified to conform to Cell Therapeutics financial statement presentation. There have been no significant intercompany transactions.

          (c)  Exhibit No.    Description

               2.1 Agreement and Plan of Reorganization dated as of January 7, 2000 (included in the registrant's Current Report on Form 8-K as filed by the registrant on January 25, 2000)

               23.01          Consent of Salomon & Company, Independent Auditors

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    CELL THERAPEUTICS, INC.

                                    /s/ James A. Bianco
Date: March 22, 2000               --------------------------------
                                    Name: James A. Bianco, M.D.
                                    Title: Chief Executive Officer